COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Thursday, August 10, 2006

COACHMEN INDUSTRIES, INC. NAMES JOHN A. GOEBEL TO BOARD OF DIRECTORS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that it has appointed John A. Goebel to Coachmen’s Board of Directors.

“We are extremely pleased that Mr. Goebel has agreed to serve on our Board of Directors,” commented Chairman and CEO Claire C. Skinner.  “He is an accomplished businessman with extensive knowledge and experience as a supplier to the housing industry which will be beneficial to Coachmen and our shareholders.”

Mr. Goebel is the retired Chairman and President of HomeCrest Corp., a manufacturer of quality cabinetry located in Goshen, Indiana.  During his seventeen years with HomeCrest Corp., Mr. Goebel held a variety of positions from plant manager to Vice President of Operations, where he specialized in lean manufacturing techniques, before being named President in 1995.  Prior to these positions, Mr. Goebel held a variety of positions in sales, marketing and product management at Keeler Brass Company as well as several years serving in the United States Navy.  Mr. Goebel holds a bachelor’s degree from the University of Michigan and a master’s degree in management from Northwestern University.  He is a member of the Board of Directors of Williams Distributing Company of Grand Rapids, Michigan, Western Cabinets, Inc. of Cedar Hill, Texas and Northern Contours, Inc. of St. Paul, Minnesota in addition to serving on the boards of a number of non-profit organizations.  Mr. Goebel will hold a position as an independent director and stand for election at the 2007 Coachmen Annual Shareholders’ Meeting for a term to be determined.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America's leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and

- MORE -

Dedicated to the Enrichment of Your Life

Coachmen Industries, Inc. Names John A. Goebel to Board of Directors

August 10, 2006

VIKING®. Coachmen's ALL AMERICAN HOMES® subsidiary is one of the nation's largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

- END -